Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc.		The Equity Group Inc.
Diana Burton, VP – Investor Relations		Devin Sullivan
(561) 514-3850		(212) 836-9608

FOR IMMEDIATE RELEASE

JACUZZI BRANDS ANNOUNCES SALE OF REXAIR

WEST PALM BEACH, FL, May 9, 2005 -- Jacuzzi Brands, Inc. (NYSE: JJZ) today announced that it has entered into an agreement to sell Rexair, Inc. to Rhone Capital LLC in a transaction valued at $170 million. Jacuzzi Brands will retain a 30% interest in Rexair after consummation of the transaction. The transaction is subject to the receipt of debt financing by the acquirer, antitrust approval and other customary closing conditions, and is expected to close by the end of Jacuzzi Brand’s fiscal 2005 third quarter ending July 2, 2005.

Rexair manufactures the Rainbow® e2™ premium vacuum cleaner system for the global direct sales market. Rexair markets the Rainbow vacuum cleaner system to an exclusive network of independent distributors in more than 70 countries who in turn sell it directly to consumers through in-home demonstrations. Rexair generated sales of approximately $104.8 million and operating income of approximately $27.3 million in the fiscal year ended October 2, 2004.

Rhone Capital LLC, a closely-held firm, specializes in mid-market leveraged buyouts, recapitalizations and partnerships. The investment in Rexair will come from Rhone Partners II, LP, Rhone’s second private equity fund, and Rexair senior management. The transaction will be financed with a credit facility arranged by Credit Suisse First Boston.

The Company expects net cash proceeds at closing to total approximately $145 million, a portion of which will be used to pay off its term loan and the outstanding balances under its revolving credit facility, which together amounted to approximately $86 million at March 31, 2005.

David H. Clarke, Chairman and CEO of Jacuzzi Brands, said, “This is an excellent transaction for us. It is at a favorable price and also provides, together with Rhone and Rexair management, a continuing participation in the future upside of the business. We have said that Rexair is non-essential to our bath and plumbing focus and that we would sell it at the appropriate time. While that time has now arrived, the sale provides a significant amount of excess cash which, at least temporarily, cannot be used to pay down our bond debt. The result is that we will have a certain amount of negative interest arbitrage and also our earnings per share will be reduced. For this reason, our board of directors is reevaluating our current course to determine if there are alternative strategies for our Company which might create additional value for our shareholders. To this end, we have retained Lazard Frères & Co. LLC to assist us in our evaluations.”

Jacuzzi Brands, Inc. · 777 So. Flagler Drive, Suite 1100-West · West Palm Beach, FL 33401-6161 ·Tel: 561-514-3838 ·Fax: 561-514-3866

Jacuzzi Brands, Inc.	Page 2
February 9, 2005

The Company will discuss the financial effect of this transaction in greater detail within the fiscal 2005 second quarter financial results press release and during the fiscal 2005 second quarter conference call, which is scheduled for May 10, 2005 at 11:00 am ET.

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Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, ASTRACAST® and RAINBOW®. Learn more at www.jacuzzibrands.com.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made within this release, including the Company’s current expectations with respect to future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2005 and in future years to differ materially from those expressed in this press release.

Jacuzzi Brands, Inc. · 777 So. Flagler Drive, Suite 1100-West · West Palm Beach, FL 33401-6161 ·Tel: 561-514-3838 ·Fax: 561-514-3866